FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Fiscal 2004 Net Earnings Increased
80% to $2.15 Per Diluted Share

Sales Rise 20% to a Record $190 Million

JERSEY CITY, New Jersey, February 17, 2005 . . . Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced higher preliminary and unaudited sales and net earnings for the fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter Results
For the fourth quarter of 2004, sales increased 15% to $49,289,000, compared to $42,865,000 for the fourth quarter of 2003. Net earnings increased 8% to $6,028,000, or $0.52 per diluted share, compared to $5,597,000, or $0.49 per diluted share, for the same period a year earlier.

2004 Results
For 2004, sales increased 20% to a record $190,021,000, compared to $158,498,000 for 2003. Operating margin increased to 13% for 2004 from 11% for 2003, reflecting higher sales which resulted in improved manufacturing and operating efficiencies. Net earnings increased 80% to $24,722,000, or $2.15 per diluted share, compared to $13,764,000, or $1.24 per diluted share, for 2003.
"We achieved strong sales gains in 2004 across all four product categories; magnetics, circuit protection, interconnect devices and modules, including the including the new DC/DC converter power products modules. Our record 2004 performance also benefited from the acquisition of the Passive Components Group from Insilco Technologies in March, 2003," said Daniel Bernstein, President.
"Bel remains a passive investor in Artesyn Technologies, Inc. at this time, but will continue to evaluate its position, subject to changes in the business environment. With its strong cash position, the Company is constantly reviewing several potential acquisition opportunities," said Bernstein.
At December 31, 2004, Bel had cash, cash equivalents and marketable securities of approximately $94,300,000, working capital of approximately $126,800,000, a current ratio of 5-to-1, total long-term debt of $4,500,000 and shareholders' equity of approximately $178,500,000. The Company cautions that its fourth quarter and year end results are preliminary and unaudited.

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Bel Reports Fiscal 2004 Net Earnings Increased 80% to $2.15 Per Diluted Share
February 17, 2004
Page Two

About Bel
Bel (www.BelFuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s) modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21230083 after 1:00 p.m. EST.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote businesses that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the possibility that changes may occur in the Company's financial statements between the Company's announcement of preliminary results and the Company's release of audited results; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)
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BEL FUSE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($ 000s omitted, except for per share data)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Sales	$49,289	$42,865	$190,021	$158,498

Cost of expenses:
Cost of sales	34,781	30,248	132,776	113,813
Selling, general and administrative expenses	8,248	5,966	31,302	26,757
Fixed asset impairment	--	--	1,032	--
	43,029	36,214	165,110	140,570

Income from operations	6,260	6,651	24,911	17,928

Other income - net	253	136	525	249
Lawsuit proceeds	--	--	2,935	--

Earnings before income tax provision	6,513	6,787	28,371	18,177
Income tax provision	485	1,190	3,649	4,413

Net earnings	$6,028	$5,597	$24,722	$13,764

Net earnings per common share
Basic	$0.53	$0.50	$2.19	$1.25
Diluted	$0.52	$0.49	$2.15	$1.24

Average common shares outstanding
Basic	11,352	11,146	11,284	11,021
Diluted	11,510	11,339	11,511	11,133

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)
	December 31,			December 31,
ASSETS	2004	2003	LIABILITIES & EQUITY	2004	2003
	(Unaudited)	(Audited)		(Unaudited)	(Audited)

Current assets	$159,768	$122,084	Current liabilities	$33,014	$19,714

Property, plant &
equipment - net	41,245	43,501	Long-term liabilities	6,892	8,484

Goodwill, net	10,651	9,882	Deferred income taxes	410	6,764

Intangibles &
and other assets	7,113	6,350	Stockholders' equity	178,461	146,855

Total assets	$218,777	$181,817	Total liabilities & equity	$218,777	$181,817